Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 and related joint proxy statement/prospectus of Woodward, Inc. and Hexcel Corporation and to the incorporation by reference therein of our reports dated February 18, 2020, with respect to the consolidated financial statements and schedule of Hexcel Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of Hexcel Corporation and subsidiaries, included in Hexcel Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Stamford, Connecticut

February 27, 2020